Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information presented below is derived from the historical consolidated financial statements of Asbury Automotive Group, Inc. (the "Company") and the historical combined and consolidated financial statements of Jim Koons Organization (the “Jim Koons Dealerships”), as adjusted, to give effect to the recently completed acquisition (the “Acquisition”) of certain assets, liabilities and leases related to 20 new vehicle dealership franchises and six collision centers pursuant to the Asset Purchase Agreement (the “Asset Purchase Agreement”), dated as of September 7, 2023.

The unaudited pro forma condensed financial information also reflects the drawdown of $128.5 million under the new vehicle floor plan facility in our 2023 Senior Credit Facility (the “New Vehicle Floor Plan Facility”), $307.1 million under the used vehicle floor plan facility in our 2023 Senior Credit Facility (the “Used Vehicle Floor Plan Facility”) and, together with $907.5 million of cash on hand, used to fund the purchase price.

All references to the “Combined Company” refer to the historical consolidated financial statements of the Company and the combined and consolidated financial statements of Jim Koons Dealerships, after giving pro forma effect to the Acquisition, collectively referred to as the "Pro Forma Transaction".

The unaudited pro forma condensed combined financial information should be read in conjunction with the following financial statements:

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission (the "SEC") on March 1, 2023;

•	the Company's Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2023 filed with the SEC on October 27, 2023;

•	the audited combined and consolidated financial statements of Jim Koons Organization as of and for the nine months ended September 30, 2023, which are included in Exhibit 99.1 to this Current Report on Form 8-K/A.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under ASC Topic 805, Business Combinations. The acquisition accounting is based on preliminary estimated valuation and other studies to the extent sufficient information is available. The Company will update its preliminary estimated valuation and finalize the acquisition accounting as soon as practicable within the required measurement period. These preliminary estimates are subject to change as the Company finalizes its valuation studies related to assets acquired and liabilities assumed, including identifiable intangible assets and fixed assets. These changes could have a material effect on the accompanying unaudited pro forma condensed combined financial information and the Combined Company's future results of operations and financial position.

Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information of the Combined Company.

ASBURY AUTOMOTIVE GROUP, INC.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2023

(In millions)

	Asbury Automotive Group, Inc.	Jim Koons Dealerships	Pro Forma Adjustments (Note 4)		Financing Adjustments (Note 5)		Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$41.6	45.4	$(45.4)	a	$—		$41.6
Short-term investments	7.4	—	—		—		7.4
Contracts-in-transit, net	177.2	18.7	(18.7)	a	—		177.2
Accounts receivable, net	202.5	27.9	(27.9)	a	—		202.5
Inventories, net	1,242.1	235.6	17.4	b,h	—		1,495.1
Assets held for sale	15.8	—	103.7	h	—		119.5
Other current assets	368.3	26.0	(9.2)	a,g,h	—		385.1
Total current assets	2,054.9	353.6	19.9		—		2,428.4
INVESTMENTS	291.8	—	—		—		$291.8
PROPERTY AND EQUIPMENT, net	1,960.5	257.3	86.1	c,h	—		2,303.9
OPERATING LEASE RIGHT-OF-USE-ASSETS	230.6	10.6	0.6	d	—		241.8
GOODWILL	1,783.4	15.8	215.9	a,e,f,h	—		2,015.1
INTANGIBLE FRANCHISE RIGHTS	1,800.1	20.9	408.1	a,e,h	—		2,229.1
OTHER LONG-TERM ASSETS	133.7	—	—		—		133.7
Total assets	$8,255.0	$658.2	$730.6		$—		$9,643.8
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Floor plan notes payable—trade, net	$58.9	84.1	$(84.1)	a	$180.5	n	$239.4
Floor plan notes payable—non-trade, net	—	5.0	(5.0)	a	1,162.6	n	1,162.6
Current maturities of long-term debt	85.9	—	—		—		85.9
Current maturities of operating leases	21.3	2.1	0.3	d	—		23.7
Accounts payable and accrued liabilities	601.8	87.2	(81.4)	a,g,i	—		607.6
Deferred revenue - current	226.7	—	—		—		226.7
Notes Payable, owner	—	91.9	(91.9)	a	—		—
Revolving lines of credit, related party	—	50.9	(50.9)	a	—		—
Total current liabilities	994.5	321.2	(313.0)		1,343.1		2,345.9
LONG-TERM DEBT	3,136.5	$—	—		—		3,136.5
LONG-TERM LEASE LIABILITY	215.8	9.1	(0.3)	d	—		224.6
DEFERRED REVENUE	500.2	—	—		—		500.2
DEFERRED INCOME TAXES	103.6	—	$—		—		103.6
MORTGAGE NOTES PAYABLE, RELATED PARTY	—	64.8	(64.8)	a	—		—
CONSTRUCTION NOTES PAYABLE, RELATED PARTY	—	16.8	(16.8)	a	—		—
OTHER LONG-TERM LIABILITIES	56.0	10.3	(6.3)	a,f	—		60.0
COMMITMENTS AND CONTINGENCIES
Total shareholders' equity	3,248.5	236.0	1,131.8		(1,343.1)		3,273.0
Total liabilities and shareholders' equity	$8,255.0	$658.2	$730.6		$—		$9,643.8

ASBURY AUTOMOTIVE GROUP, INC.

Unaudited Pro Forma Condensed Combined Statements of Income

For the Nine Months Ended September 30, 2023

(In millions, except per share data)

	Asbury Automotive Group, Inc.	Jim Koons Dealerships	Pro Forma Adjustments (Note 4)		Financing Adjustments (Note 5)		Pro Forma Combined
REVENUE:
New vehicle	$5,572.2	$1,105.7	(44.4)	h	—		$6,633.5
Used vehicle	3,345.6	913.7	(46.4)	h	—		$4,212.9
Parts and service	1,568.2	244.8	(11.2)	h	—		$1,801.8
Finance and insurance, net	505.0	94.3	(4.4)	h	—		$594.9
TOTAL REVENUE	10,991.0	2,358.5	(106.4)		—		13,243.1
COST OF SALES:
New vehicle	5,040.1	993.5	(43.7)	b,h	—		$5,989.9
Used vehicle	3,135.6	871.5	(43.1)	h	—		$3,964.0
Parts and service	702.9	129.3	(6.0)	h	—		$826.2
Finance and insurance	29.6	—	—		—		$29.6
TOTAL COST OF SALES	8,908.2	1,994.3	(92.8)		—		10,809.7
GROSS PROFIT	2,082.8	364.2	(13.6)		—		2,433.4
OPERATING EXPENSES:
Selling, general, and administrative	1,203.3	225.1	(10.8)	h,i	—		$1,417.6
Depreciation and amortization	50.5	5.5	10.5	c,h	—		$66.5
INCOME FROM OPERATIONS	829.0	133.6	(13.3)		—		949.3
OTHER EXPENSES (INCOME):
Floor plan interest expense	1.5	6.9	(6.9)	m	58.5	k,l	$60.0
Other interest expense, net	115.3	3.2	(3.2)	h	—		$115.3
Gain on dealership divestitures, net	(13.5)	—	—		—		$(13.5)
Total other expenses, net	103.3	10.1	(10.1)		58.5		161.8
INCOME BEFORE INCOME TAXES	725.7	123.5	(3.2)		(58.5)		787.5
Income tax expense (benefit)	178.7	—	29.8	j	(14.5)	j	$194.0
NET INCOME	$547.0	$123.5	$(33.0)		$(44.0)		$593.5
EARNINGS PER SHARE:
Net income—Basic	$26.02						$28.26
Net income—Diluted	$25.91						$28.13

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	21.0						21.0
Restricted stock	0.1						0.1
Diluted	21.1						21.1

1.	Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 "Amendments to Financial Disclosures about Acquired and Disposed Businesses". The unaudited pro forma condensed combined information depicts the accounting for the Acquisition ("Pro Forma Adjustments"), along with the Acquisition financing ("Financing Adjustments") and present reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur ("Management's Adjustments"). The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary to assist in understanding the Combined Company.

The acquisition of the Jim Koons Dealerships was accounted for as a business combination using the acquisition method of accounting under ASC Topic 805, Business Combinations. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values at the date of acquisition, with any excess purchase price allocated to goodwill. To date, the Company has estimated a preliminary allocation of the purchase price to the assets acquired and liabilities assumed based on available information, and will complete the allocation of such purchase price as further information becomes available. The final purchase price allocation may differ from that reflected in the following unaudited pro forma condensed combined financial information and these differences may be material.

The unaudited pro forma condensed combined statement of income for the nine months ended September 30, 2023 assumes that the Transaction occurred on January 1, 2023.

The unaudited pro forma condensed combined consolidated balance sheet as of September 30, 2023 assumes that the Transaction occurred on September 30, 2023.

The unaudited pro forma condensed combined financial information of the Combined Company gives effect to the sale of substantially all of the assets and liabilities of Koons Lexus of Wilmington because it is directly attributable to the Acquisition. Additionally, the assets, liabilities and financial results of Crown Aviation Inc,. a wholly owned subsidiary of Jim Koons Management Company, Inc. have also been excluded from the pro forma financial information as they were excluded from the Acquisition.

Management of the Company is currently in the process of conducting a more detailed review of accounting policies used in the historical financial statements of the Jim Koons dealerships to determine if differences in accounting policies require any reclassification to conform to the Company’s accounting policies and classifications. As a result, we may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

The pro forma adjustments reported in these financial statements are based upon available information and certain assumptions that the Company’s management believe are reasonable. The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to represent or be indicative of what the results of operations or financial condition would have been had the Pro Forma Transaction actually occurred on the date indicated, nor is it meant to be indicative of future results of operations or financial condition for any future period or as of any future date. The unaudited pro forma condensed combined financial information does not reflect the realization of any expected cost savings or other synergies from the Acquisition. See the accompanying Note 6, Management's Adjustments, for details on expected cost savings. The unaudited pro forma condensed combined financial information of the Combined Company should be read in conjunction with the audited and unaudited historical financial statements and related notes of the Company and the Jim Koons Dealerships for the nine months ended September 30, 2023.

2. Sources of Purchase Price

The Company closed on the acquisition of the Jim Koons Dealerships on December 11, 2023. The preliminary purchase price was approximately $1,500.0 million, which includes $256.1 million of new vehicle floor plan financing and $103.8 million of assets held for sale related to Koons Lexus of Wilmington. Differences between the sources of purchase price and the preliminary purchase price allocation presented below and amounts presented in the pro forma condensed combined financial information are the result of the financial statements being as of September 30, 2023 and the amounts below based on a transaction closing date of December 11, 2023.

The sources of the preliminary purchase consideration are as follows:

(In millions)
Cash, including floor plan offset	$936.8
New Vehicle Floor Plan Facility	256.1
Used Vehicle Floor Plan Facility	307.1
Preliminary purchase price	$1,500.0

3. Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the estimated purchase price is allocated to the tangible and intangible assets acquired and liabilities assumed based on management's estimates of fair value and assumptions related to information currently available. The following table summarizes the allocation of the estimated purchase price based on preliminary estimates of fair value:

Summary of Assets Acquired and Liabilities Assumed
(In millions)
Assets
Inventories	$311.6
Other current assets	10.3
Assets held for sale	103.8
Total current assets	425.7
Property and equipment	420.0
Goodwill	231.7
Intangible franchise rights	429.0
Operating lease assets	11.2
Total assets acquired	$1,517.6
Liabilities
Operating lease liabilities	11.2
Other liabilities	6.4
Total liabilities assumed	$17.6
Net assets acquired	$1,500.0

The final purchase price allocation will be determined once the Company has completed the detailed valuations and necessary calculations related to the Acquisition.

A decrease in the fair value of the assets acquired or liabilities assumed in the Acquisition from the preliminary estimates presented would result in a dollar-for-dollar corresponding adjustment in the amount of goodwill resulting from the Acquisition. In addition, if the value of the property and equipment and other intangible assets is higher than the amount included in these unaudited pro forma condensed combined financial information, it may result in higher depreciation and amortization expense than is presented herein. Any such increases could be material, and could result in the Company’s actual future financial condition or results of operations differing materially from that presented herein. As a result, the final purchase price allocation may differ materially from the preliminary purchase price allocation.

4. Pro Forma Adjustments

The pro forma adjustments set forth in the unaudited pro forma condensed combined financial information reflect the following:

a.	The elimination of assets and liabilities not assumed in connection with the Acquisition.

b.	Recording the preliminary fair value estimate of inventory acquired of $260.3 million adjusted to exclude a LIFO reserve of $24.7 million. Based on the preliminary fair value estimate, no significant future income statement impact is anticipated related to this fair value adjustment. In addition, the impact of the LIFO reserve within the historical Jim Koons Dealerships was eliminated from the Unaudited Pro Forma Condensed Combined Statement of Income for the nine months ended September 30, 2023 resulting in a $4.4 million increase to net income before taxes.

c.	The preliminary adjustment of a $113.7 million increase to the historical carrying value of property and equipment acquired to its estimated fair value. The estimated fair value of property and equipment is expected to be depreciated over their estimated useful lives as shown below. An adjustment to historical depreciation expense to reflect depreciation expense using adjusted fair values has been reflected in the Unaudited Pro Forma Condensed Combined Statement of Income.

The asset classes and estimated useful life is summarized below:

Asset Class	Estimated useful life
Land	N/A
Buildings	7-40 years
Parts and service equipment	3-10 years
Office furniture and equipment	3-10 years
Company vehicles and other transportation equipment	3-5 years
Construction in progress	N/A

d.	To adjust the assumed operating leases from the Jim Koons Dealerships, the right-of-use asset was increased $0.6 million, with corresponding adjustments to the current and long-term lease liabilities.

e.	The recording of $231.7 million of goodwill and $429.0 million of franchise rights acquired, excluding $25.8 million of goodwill and $57.5 million of franchise rights associated with Koons Lexus of Wilmington classified as assets held for sale. Goodwill represents the excess cost of the Jim Koons Dealerships over the estimated fair value of the identifiable net assets acquired. Indefinite-lived franchise rights intangible assets represent the Company's rights under franchise agreements with manufacturers, which is recorded at an individual franchise level.

f.	The recording of a lease-related $4.0 million asset retirement obligation with the offsetting entry recorded to goodwill.

g.	The recording of assumed other current assets and accounts payable and accrued liabilities.

h.	Adjustments related to the divestiture of the Koons Lexus of Wilmington Dealership and the exclusion of Jim Koons Management Company's wholly owned subsidiary, Crown Aviation, Inc., not included in the Acquisition.

i.	Represents the recording of $2.4 million in additional transaction costs incurred by the Company subsequent to September 30, 2023. These costs will not affect the Company's income statement beyond 12 months after the acquisition date.

j.	Represents an adjustment to income tax expense as a result of the Jim Koons Dealerships historically being pass-through entities. The income tax rate of 24.8% used in this adjustment is based on the Company's expected blended statutory rate incorporating the Jim Koons Dealerships.

5. Financing Adjustments

The financing adjustments set forth in the unaudited pro forma condensed combined financial information reflect the resultant changes in the Company's cash, indebtedness and interest expense that have occurred in conjunction with the Acquisition. As it relates to the financings noted in (k), (l) and (m) below for which interest expense is based on a variable interest rate, a change in the interest rate of 0.125% would result in an increase or decrease in Other interest expense, net of $0.5 million.

The financing adjustments include the following:

k.	An additional $14.2 million of interest expense as a result of a $307.1 million drawdown on the Company's Used Vehicle Floor Plan Facility used to finance the transaction, partially offset by a $0.4 million decrease in the Used Vehicle Floor Plan Facility commitment fees.

l.	Represents an additional $37.8 million in floor plan interest expense as a result of Asbury's floor plan offset balances totaling $907.5 million as of September 30, 2023 utilized to fund the Acquisition versus earning interest income.

m.	Represents $6.9 million of floor plan interest expense directly related to the $128.5 million financing of vehicle inventory acquired from the Koons Automotive Dealerships, excluding the Koons Lexus of Wilmington dealership pending disposal as a result of this transaction.

n.	The balance sheet impact of the financing adjustments described above was a $1,343.1 million increase in floor plan liabilities. This amount consists of cash from floor plan offset accounts plus additional borrowing from both our new and used vehicle floor plan facilities.

Differences between amounts reflected in the unaudited pro forma condensed combined financial information and the sources of purchase consideration disclosed in Note 2 are the result of the pro forma financial information being as of September 30, 2023 and the amounts in Note 2 being as of the transaction closing date of December 11, 2023.

6. Management's Adjustments

The tables below reflect estimated cost savings consisting of a reduction of executive compensation based on historical amounts reflected in the Jim Koons financial statements and transaction costs incurred by the Company directly related to the Jim Koons Dealerships acquisition.

These items below reflect Management's Adjustments that are, in the opinion of management, deemed necessary to a fair statement of the unaudited pro forma combined financial information presented. The adjustments presented in the table below include forward-looking information subject to safe-harbor protections of the Securities Act of 1934, and future results may vary to what is presented below.

For the Nine Months Ended September 30, 2023
(In millions)
Pro forma combined net income	$593.5
Management's adjustments:
Executive compensation savings	3.1
Transaction costs	4.1
Income tax expense	(1.8)
Pro forma combined net income after management's adjustments	$598.9

	For the Nine Months Ended September 30, 2023
	Pro forma combined	Cost savings, net of tax	Pro forma combined, after cost savings
Earnings per share
Basic	$28.26	$0.23	$28.49
Diluted	$28.13	$0.24	$28.37

Weighted average number of shares (in millions)
Basic	21.0		21.0
Diluted	21.1		21.1